Exhibit 5.1








June 10, 1997

Hvide Marine Incorporated
2200 Eller Drive
Ft. Lauderdale, FL 33316

Ladies and Gentlemen:

We have acted as counsel for Hvide Marine Incorporated, a Florida corporation (the"Company"), in connection with the issuance and sale pursuant to the Company's registration statement on Form S- 8 (the "Registration Statement") of up to an aggregate of 95,000 shares of its Class A Common Stock, par value $0.001 per share (the "Shares") that may be issued from time to time pursuant to the Company's Board of Directors Stock Compensation Plan and Key Employee Stock Compensation Plan (collectively, the "Plans"). Based upon our examination of such corporate records and other documents and such questions of law as we have deemed necessary and appropriate, we are of the opinion that the Shares have been duly authorized and, when sold as provided in the Plans, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


Dyer Ellis & Joseph PC